As filed with the Securities and Exchange Commission on January 3, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
______________________

Geeknet, Inc.
(Exact name of Registrant as specified in its charter)
______________________

Delaware	77-0399299
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

650 Castro Street, Suite 450
Mountain View, CA 94041
(Address of principal executive offices)
______________________

STAND ALONE RESTRICTED STOCK UNIT AGREEMENT
(Full title of the plan)
______________________

Kenneth G. Langone
Interim Chief Executive Officer and President
Geeknet, Inc.
650 Castro Street, Suite 450
Mountain View, CA 94041
(Name and address of agent for service)
______________________

(650) 694-2100
(Telephone number, including area code, of  agent for service)
______________________

Copy to:

Adam Heller, Esq.	Selim Day, Esq.
General Counsel	Wilson Sonsini Goodrich & Rosati
Geeknet, Inc.	Professional Corporation
650 Castro Street, Suite 450	1301 Avenue of the Americas, 40th Floor
Mountain View, CA 94041	New York, NY 10019
(650) 694-2100	(212) 999-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share, approved for issuance under the Stand Alone Restricted Stock Unit Agreement, dated December 30, 2010	78,125 shares	$25.12	$1,962,500	$227.85
TOTALS	78,125 shares		$1,962,500	$227.85

(1)
This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Stand Alone Restricted Stock Unit Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction with respect to these shares.

(2)	Calculated in accordance with Rule 457(c) based on the average of the high and low sale prices of the common stock as reported on the NASDAQ on December 31, 2010.

(3)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and was determined by multiplying the aggregate offering price by 0.0001161.

GEEKNET, INC.
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Stand Alone Restricted Stock Unit Agreement, which prospectus is not filed as part of this Registration Statement in accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on February 26, 2010.

(b)           All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the Registrant’s latest Annual Report referred to in (a) above:  including without limitation the Registrant’s Quarterly Reports on Forms 10-Q for its fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the Commission on May 6, 2010, August, 5, 2010, and November 8, 2010, respectively.

(c)           The description of the Registrant’s Common Stock as set forth in the Registration Statement on Form 8-A filed with the Commission on December 3, 1999, and any further amendment or report file with the Commission for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.  The Registrant also has and intends to maintain director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Description

4.1	Stand Alone Restricted Stock Unit Agreement, dated December 30, 2010, by and between Kathryn McCarthy and Geeknet, Inc.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm (Stonefield Josephson, Inc.).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9.  UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 30, 2010.

GEEKNET, INC.

By:	/s/ Kenneth G. Langone
Kenneth G. Langone
Interim Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth G. Langone and Patricia S. Morris, and each of them, with full power to act alone without the other, his true and lawful attorneys-in-fact, with full power of substitution, for him in his name, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth G. Langone	Interim President, Chief Executive Officer and
Kenneth G. Langone	Chairman of the Board of Directors (Principal	December 27, 2010
Executive Officer)

/s/ Patricia S. Morris	Senior Vice President and Chief Financial Officer
Patricia S. Morris	(Principal Financial Officer and Principal	December 27, 2010
Accounting Officer)

/s/ Robert M. Neumeister, Jr.	Director	December 26, 2010
Robert M. Neumeister, Jr.

/s/ Andrew Anker	Director	December 27, 2010
Andrew Anker

/s/ Peter A. Georgescu	Director	December 27, 2010
Peter A. Georgescu

/s/ Frank A. Riddick, III	Director	December 28, 2010
Frank A. Riddick, III

/s/ Derek Smith	Director	December 27, 2010
Derek Smith

/s/ Michael Solomon	Director	December 27, 2010
Michael Solomon

/s/ David B. Wright	Director	December 30, 2010
David B. Wright

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Stand Alone Restricted Stock Unit Agreement, dated December 30, 2010, by and between Kathryn McCarthy and Geeknet, Inc.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm (Stonefield Josephson, Inc.).
24.1	Power of Attorney (included on the signature page to this Registration Statement).